Exhibit 99.1

Contact:	Investors: Cameron Hopewell – Managing Director, Investor Relations – (615) 263-3024 Media: Steve Owen – Managing Director, Communications – (615) 263-3107

CORECIVIC ANNOUNCES PATRICK SWINDLE TO SUCCEED

HARLEY LAPPIN AS CHIEF CORRECTIONS OFFICER

NASHVILLE, Tenn. – October 30, 2017 – CoreCivic, Inc. (NYSE: CXW) (the “Company”) announced today that Patrick Swindle, who currently serves as the Company’s Senior Vice President of Operations, has been selected to succeed Harley Lappin as the Company’s Executive Vice President and Chief Corrections Officer effective January 1, 2018. Lappin, 61, intends to retire from his position as Chief Corrections Officer after a highly distinguished 33-year career as a corrections administrator. Lappin joined CoreCivic in 2011 in the role of Chief Corrections Officer, having served as Director of the Federal Bureau of Prisons (BOP) since 2003 and working in varying roles of increasing responsibility with the BOP since he began his corrections career in 1985.

Commenting on the transition, Damon Hininger, CoreCivic’s President and Chief Executive Officer said, “On behalf of the Board of Directors and the entire management team, I extend our sincere gratitude to Harley for the dedication and professionalism he brought to CoreCivic as our Chief Corrections Officer over the last seven years. His breadth of experience and knowledge in the corrections profession will have long-lasting positive effects across our operations, and we wish him the very best in his well-earned retirement.”

Hininger continued, “At the same time, we look forward to Patrick Swindle stepping into his new role, as our company-wide operations provide an increasing breadth of services due to our diversification of the business over the preceding five years. In his 10 years at CoreCivic, Patrick has been exposed to all aspects of our organization and was instrumental in the development and implementation of our diversification strategy. We look forward to his leadership of our Operations team as Chief Corrections Officer.”

Swindle, 42, was named Senior Vice President of Operations in October 2016, reporting directly to Lappin. Swindle joined CoreCivic in 2007 as Managing Director, Treasury, and he was promoted to Vice President and Treasurer in July 2009. He became Vice President of Strategic Development in August 2013 when CoreCivic created its Strategic Development department to focus on the broad-based identification, analysis and execution of a complementary corporate growth and diversification strategy. Swindle was named Vice President of Treasury and Strategic Development in April of 2014. Prior to joining CoreCivic, Swindle spent 10 years as a research analyst in the equity capital markets divisions of Avondale Partners, LLC, Morgan Joseph TriArtisan, LLC, Raymond James Financial Services, Inc. and SunTrust Equitable Securities. He holds a bachelor’s degree in finance from Western Kentucky University.

10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

About CoreCivic

The Company is a diversified government solutions company with the scale and experience needed to solve tough government challenges in cost-effective ways. We provide a broad range of solutions to government partners that serve the public good through high-quality corrections and detention management, innovative and cost-saving government real estate solutions, and a growing network of residential reentry centers to help address America’s recidivism crisis. We are a publicly traded real estate investment trust (REIT) and the nation’s largest owner of partnership correctional, detention and residential reentry facilities. The Company has been a flexible and dependable partner for government for more than 30 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at http://www.corecivic.com/.

CoreCivic takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

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